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                                                                    EXHIBIT 21.1

List of Principal Direct Wholly-Owned Subsidiaries

Amplitude Software Ltd.
Critical Path B.V.
CP Datacenter Ltd.
Compass Holdings Corp.
Remarq Communities, Inc.
DotOne Acquisition Corp.
FaxNet Acquisition Corp.
Netmosphere Corporation
PeerLogic, Inc.
Critical Path Sweden
3034996 Nova Scotia Company
3034997 Nova Scotia Company
Critical Path Data Center AG
Critical Path Japan KK
CP International Limited (Ireland)